Exhibit 10.7

MONOLITHIC POWER SYSTEMS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Michael Hsing (the “CEO”) and Monolithic Power Systems, Inc. (the “Company”), is entered into as of August 23, 2002 (the “Effective Date”).

WHEREAS, the CEO has been employed by the Company as the Company’s Chief Executive Officer;

WHEREAS, the CEO and the Company desire to enter into this Agreement in connection with the employment relationship between the Company and the CEO;

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement:

(a) “Cause” means (i) the CEO’s failure to perform the duties or responsibilities of his employment, in any material respect, as reasonably required or directed by the Board of Directors of the Company (the “Board”), which failure is not cured within thirty (30) days following notice to the CEO of the poor performance which notice describes in reasonable detail the poor performance; (ii) the CEO personally engaging in illegal conduct that is detrimental to the Company; (iii) the CEO being convicted of a felony; or (iv) the CEO committing a material act of dishonesty, fraud or misappropriation of property.

(b) “Good Reason” means, without the CEO’s consent, (i) a reduction by the Company in the base salary of the CEO as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material reduction by the Company in the kind or level of employee benefits to which the CEO is entitled immediately prior to such reduction with the result that the CEO’s overall benefits package is significantly reduced, except where a substantially equivalent reduction in benefits is applied to all other officers of the Company; (iii) a material, adverse change in the CEO’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change, which change is not reversed or modified within thirty (30) days after notice from CEO to the Board describing in reasonable detail the material adverse change; or (iv) the relocation of the CEO’s place of work to a facility or a location more than fifty (50) miles from the CEO’s then-present work location.

(c) “Disability” means the CEO’s inability to substantially perform the CEO’s duties as required by the CEO’s employment with or services to the Company as the result of the CEO’s incapacity due to physical or mental illness.

(i) “Change of Control” means a merger or consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Company, unless the shareholders of the Company hold at least a majority of the outstanding voting equity securities of the surviving corporation, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred by the then shareholders of the Company to third parties, excluding any consolidation or merger effected exclusively to change the domicile of the Company, or a sale of all or substantially all of the assets of the Company.

2. Employment and Duties. The CEO shall continue to be employed as the Chief Executive Officer of the Company as of the Effective Date. The CEO shall assume and discharge the duties and responsibilities assigned by the Board, and consistent with the office and position of Chief Executive Officer. The CEO shall perform faithfully the duties assigned to him to the best of his ability.

3. Salary. In consideration of the CEO’s services, the CEO shall be paid a base salary at the rate of $160,000 per year during the period of employment (the “Base Salary”), to be paid in installments in accordance with the Company’s standard payroll practices. This Base Salary shall be reviewed for increases at least annually by the Board on the same basis as the Board shall review the compensation of other executive officers of the Company, but such increases are not guaranteed.

4. At-Will Employment. The Company and the CEO acknowledge that the CEO’s employment is and shall continue at all times to be at-will, as defined under applicable law. If the CEO’s employment terminates for any reason, the CEO shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies or other written agreements with the CEO at the time of termination.

5. Benefits. The CEO, together with his spouse and dependent children, if any, shall be permitted, to the extent eligible, to participate at the Company’s expense in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program. The CEO shall also be entitled to fifteen days of paid time off (PTO) annually.

6. Termination for Cause and Voluntary Termination without Good Reason. In the event that the CEO resigns from the Company without Good Reason, or the Company terminates the CEO’s employment for Cause, the CEO shall not receive any compensation or benefits under this Agreement on account of such termination, except for obligations accrued at such time. The CEO’s rights under any applicable Company benefit plans upon such termination shall be determined under the provisions of the respective benefit plans.

7. Termination without Cause and Voluntary Termination with Good Reason. Subject to Section 10 below, if the Company terminates the CEO’s employment without Cause, or the CEO resigns from the Company for Good Reason, then the CEO shall receive severance payments and partial acceleration of the vesting of the Options (as defined below) (together the “Severance Benefits”) pursuant to Sections 7(a) and (b) below:

(a) Severance Payments. After the date of such termination, the Company shall continue to pay the CEO at a rate based on his then Base Salary and target annual bonus, in installments in accordance with the Company’s standard payroll practices, and will provide the CEO and his dependents full medical benefits, for a period of six (6) months after the date of such termination; provided; however, such payments and benefits shall terminate immediately upon the date of the CEO’s commencement of new employment with another company, and the CEO shall provide the Company with written notice of his acceptance of new employment within three (3) days thereof. In the event such termination occurs within one (1) year following a Change of Control, then such payments and benefits shall continue for a period of one (1) year after the date of such termination.

(b) Vesting Acceleration. Effective upon such termination, the CEO shall receive accelerated vesting equivalent to twelve (12) months of service beyond the date of his termination with respect to the shares subject to the July 2002 Grant (as defined below) and any other options granted to the CEO after the date hereof (collectively, the “Options”); provided, however, that in the event such termination occurs within one (1) year following a Change of Control, then fifty percent (50%) of the then unvested shares subject to the Options, and any other options grated to the CEO, shall become vested in full. For purposes hereof, the “July 2002 Grant” means the option to purchase 400,000 shares of the Company’s Common Stock granted to the CEO by the Board on or about July 17, 2002.

8. Death. In the event of the CEO’s death, except for obligations accrued at such time, the Company shall have no obligation to pay or provide any compensation or benefits under this Agreement. The CEO’s rights under the Company’s benefit plans in the event of the CEO’s death shall be determined under the provisions of such benefit plans.

9. Disability. In the event of the CEO’s Disability, except for obligations that have accrued prior to the CEO’s Disability, no compensation or benefits will be paid or provided to the CEO under this Agreement. The CEO’s rights under the Company’s benefit plans shall be determined under the provisions of such benefit plans.

10. Conditional Nature of Severance Benefits.

(a) Noncompete. CEO acknowledges that the nature of the Company’s business is such that if CEO were to become employed by, or substantially involved in, the business of a direct competitor of the Company during the six (6) months following the termination of CEO’s employment with the Company, it would be very difficult for CEO not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the likely disclosure of the Company’s trade secrets and confidential information, CEO agrees and acknowledges that CEO’s right to receive the Severance Benefits set forth above (to the extent Executive is otherwise entitled to such Severance Benefits) shall be conditioned upon CEO not directly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder (other than as a holder of less than five percent (5%) of the outstanding shares of capital stock of a public company), corporate officer, director or otherwise), nor having participation in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with the Company. Upon any breach of this Section 10 or Section 13 below, all Severance Benefits to which the CEO may be entitled, if any, pursuant to this Agreement shall immediately cease. Nothing in this Section 10(a) or in this Agreement shall be construed to lessen or obviate the CEO’s obligations pursuant to Section 12 hereof and the Proprietary Information Agreement described therein in any manner whatsoever.

11. Other Activities. The CEO shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the CEO may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Company, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

12. Proprietary Information. During the period of employment and thereafter, the CEO shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. The CEO’s obligations as such are set forth more fully under the Company’s form of Proprietary Information Agreement entered into by the CEO.

13. Covenant Not to Solicit. Beginning with the date of the CEO’s termination and until one (1) year thereafter, the CEO agrees that he will not:

(i) solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

(ii) interfere in any manner with the contractual or employment relationship between the Company and any employee of the Company.

14. Tax Provisions. In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the CEO, would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the CEO’s benefits hereunder shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the CEO on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the CEO otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination shall be conclusive and binding upon the CEO and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the CEO shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

16. Integration. This Agreement, any written agreements or other documents evidencing matters referred to herein and any written Company existing plans that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral.

17. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the CEO, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

18. Waiver etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

19. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

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The parties have executed this Agreement as of the date first above written.

“Company”

Monolithic Power Systems, Inc.

/s/ Jim Moyer	By:	/s/ Brian McDonald
Board Member MPS	Name:	Brian McDonald
Jim Moyer	Title:	Chief Financial Officer
23 Aug 2002

“CEO”

/s/ Michael Hsing
Name: Michael Hsing

EMPLOYMENT AGREEMENT (MICHAEL HSING)